Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Signal Genetics, Inc.
New York, New York

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our report dated March 18, 2014, relating to the consolidated financial statements of Signal Genetics, Inc. appearing in the Company’s Registration Statement on Form S-1, as amended (No. 333-194668). Our report on the consolidated financial statements contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

/s/ BDO USA, LLP
New York, New York

July 7, 2014